EX-99.h.1.ii

AMENDMENT NO. 3 TO

SCHEDULE A

DELAWARE GROUP LIMITED-TERM GOVERNMENT FUNDS

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

AMENDED AS OF DECEMBER 31, 2024

Macquarie Limited-Term Diversified Income Fund (formerly, Delaware Limited-Term Diversified Income Fund)	Effective as of April 19, 2001
Macquarie Tax-Free Oregon Fund (formerly, Delaware Tax-Free Oregon Fund)	Effective as of October 4, 2019

AGREED AND ACCEPTED:

DELAWARE INVESTMENTS FUND SERVICES COMPANY	DELAWARE GROUP LIMITED-TERM GOVERNMENT FUNDS for its series set forth in this Schedule A

By:	/s/ Richard Salus	By:	/s/ Shawn Lytle
Name:	Richard Salus	Name:	Shawn K. Lytle
Title:	Senior Vice President and	Title:	President and Chief Executive Officer
Global Head of Fund Services